SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 3, 2005

CINERGY CORP.

(Exact Name of Registrant as Specified in Its Charter)

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.
1-11377	CINERGY CORP. (A Delaware Corporation) 139 East Fourth Street Cincinnati, Ohio 45202 (513) 421-9500	31-1385023

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On October 3, 2005, the registrant, Duke Energy Corporation, Duke Energy Holding Corp., Deer Acquisition Corp., and Cougar Acquisition Corp. entered into Amendment No. 2 to the Agreement and Plan of Merger.  The amendment amends the proposed certificate of incorporation of Duke Energy Holding Corp. attached as Exhibit A to the Agreement and Plan of Merger to include certain provisions to more closely resemble the registrant’s and Duke Energy’s respective current Articles of Incorporation that provide that, subject to the rights of holders of its Preferred Stock:

(a)              the size of its board of directors may range from nine to eighteen directors, as may be set from time to time by its board of directors;

(b)             newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors then in office and that no decrease in the number of directors constituting the board of directors will shorten the term of any incumbent director;

(c)              directors are to be elected by the holders of voting stock and hold office until the next annual meeting of shareholders and until their respective successors are duly elected and qualified; and

(d)             the approval of a supermajority vote of the holders of at least 80% of the combined voting power of the then outstanding shares of stock of all classes of Duke Energy Holding Corp. entitled to vote generally in the election of directors, voting together as a single class, shall be necessary to supplement, amend, alter, change or repeal in any respect provisions in the charter relating to the number of directors and vacancies and newly created directorships.

The disclosure in this Item 1.01 is qualified in its entirety by the provisions of Amendment No. 2 to the Agreement and Plan of Merger, which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c)           Exhibits

2.1                                 Amendment No. 2 to the Agreement and Plan of Merger, dated October 3, 2005, by and among Duke Energy Corporation, Cinergy Corp., Duke Energy Holding Corp., Deer Acquisition Corp., and Cougar Acquisition Corp.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINERGY CORP.

Dated: October 7, 2005	By	/s/ MARC E. MANLY
Name: Marc E. Manly Title: Executive Vice President and Chief Legal Officer